Exhibit 4.7

Execution Version

MANCHESTER UNITED FOOTBALL CLUB LIMITED

Old Trafford

Sir Matt Busby Way

Manchester M16 0RA

United Kingdom

AMENDMENT NO. 2

Under the Within-

Mentioned Note Purchase Agreement

As of March 4, 2021

Each Noteholder Named
on the Signature Pages Hereof

Ladies and Gentlemen:

Reference is hereby made to the Note Purchase Agreement, dated May 27, 2015, as amended by Amendment No. 1 to the Note Purchase Agreement, dated June 14, 2018 (the “Note Purchase Agreement”), by and between Manchester United Football Club Limited, a company incorporated in England and Wales with limited liability (the “Company”) and each of (i) Red Football Limited, a company incorporated in England and Wales with limited liability (the “Parent”), (ii) Manchester United Limited, a company incorporated in England and Wales with limited liability (“MUL”), and (iii) Red Football Junior Limited, a company incorporated in England and Wales with limited liability (“RFJ”), and (iv) MU Finance Limited (formerly MU Finance plc), a company incorporated in England and Wales with limited liability (“MUF”, and together with Parent and MUL and RFJ being sometimes referred to herein, each individually, as a “Guarantor” and, collectively, as the “Guarantors” and the Guarantors and the Company together, the “Note Parties”), The Bank of New York Mellon, as Paying Agent and the several institutional investors named therein from time to time, providing for the issuance and sale by the Company of its 3.79% Guaranteed Senior Secured Notes due June 26, 2027, in the aggregate principal amount of $425,000,000 (the “Notes”).

On the date hereof, the Notes are held by the respective Holders named on the signature pages hereof.  Capitalized terms used and not otherwise defined in this amendment (this “Amendment”) shall have the respective meanings assigned thereto in the Note Purchase Agreement.

RECITALS

A.Section 18.1 of the Note Purchase Agreement provides that the Note Purchase Agreement may be amended and the observance of any term thereof may be waived only with the written consent of the Company and the Required Holders.

B.Section 10.13(a) of the Note Purchase Agreement provides that the Parent will not permit, for any Relevant Period, Adjusted Consolidated EBITDA for such Relevant Period to be less than £65,000,000 (the “EBITDA Requirement”).

C.The Company is seeking to amend the EBITDA Requirement during the period beginning on March 31, 2021 and ending on and including September 30, 2022.

D.Therefore, the Company and the Guarantors have requested, and the Required Holders have agreed, to amend the Note Purchase Agreement on the terms and conditions provided herein and in connection with the consents, amendments and agreements further set forth in this Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

I.Amendments to the Note Purchase Agreement and Covenants of the Company.

(a)Section 10.13(a) shall be amended and restated in its entirety as follows:

“Parent will not permit, for any Relevant Period, Adjusted Consolidated EBITDA for such Relevant Period to be less than (i) £65,000,000 or (ii) if a Football Season Disruption Event occurs during the Amendment Period, £25,000,000, from the date of such Football Season Disruption Event until the end of the Amendment Period, in each case subject, however, to Section 10.13(c) and Section 10.16.”

(b)A new Section 10.16 shall be added immediately after Section 10.15 to read in its entirety as follows:

“Section 10.16      Equity Cure.

(a)In relation to any Relevant Period ending during the Amendment Period, if (i) cash proceeds (an “Equity Investment”) are received by the Parent pursuant to any Additional Shareholder Funding or any Subordinated Shareholder Funding, during or after the final day of such Relevant Period but no later than 20 Business Days after the earlier of (A) the date on which the interim or annual financial statements and related compliance certificate (a “Compliance Certificate”) is required to be delivered to the Holders pursuant to Section 7.1(a) or (b), as applicable, and (B) the date on which such financial statements and Compliance Certificate are actually delivered to the Holders (such date, the “Outside Cure Date”) and (ii) such Equity Investment actually received by the Parent on or before the Outside Cure Date shall be designated in writing by the Parent to the Holders as being provided for the purposes of this Section 10.16(a) (as so designated, the “Equity Cure Amount”), then the financial covenant set out in Section 10.13(a) shall be calculated or, as the case may be, recalculated (x) as if any such Equity Investment so made in respect of a Relevant Period ending during the Amendment Period had been made immediately prior to the last date of such Relevant Period and (y) the Adjusted Consolidated EBITDA of the Group shall be increased by an amount equal to such Equity Cure Amount.  No Event of Default shall have deemed to have occurred or result from a failure to achieve Adjusted Consolidated EBITDA of £25,000,000 for such Relevant Period in accordance with Section 10.13(a)  if any such Equity Cure Amount is sufficient to increase Adjusted Consolidated EBITDA to an amount that is equal to or exceeds £25,000,000 for such Relevant Period.

(b)Unless required to be applied to the prepayment of Senior Secured Indebtedness pursuant to Section 10.16(c) hereof, any Equity Cure Amount shall be retained and applied by the Parent first, to the payment of the next regularly scheduled payments of principal and interest with respect to each class of Senior Secured Indebtedness pro rata and second, to the satisfaction of other obligations and expenses incurred by the Parent in the ordinary course of business as permitted by the Note Documents.

(c)There shall be no restriction on the amount of any Equity Investment  exceeding the minimum amount required to prevent or, as the case may be, cure any failure to satisfy Section 10.13(a) during the Amendment Period, provided that, any Equity Cure Amount exceeding the minimum amount required to prevent or, as the case may be, cure any such failure to satisfy Section 10.13(a) during the Amendment Period shall be as soon as reasonably practicable applied to permanently repay or prepay any Senior Secured Indebtedness instead of being applied in accordance with Section 10.16(b).  Other than pursuant to Section 10.16(b) and this Section 10.16(c), there shall be no requirement to apply any Equity Cure Amount in prepayment of any Senior Secured Indebtedness.

(d)Any Equity Cure Amount shall not count towards any other permission, usage or purpose under the Note Documents, including without limitation with respect to the making of any Restricted Payment, for so long as the Equity Cure Amount continues to be included in the calculation of Adjusted Consolidated EBITDA in accordance with Section 10.16(h).

(e)In relation to any Equity Cure Amount provided prior to the date of delivery of a Compliance Certificate with respect to any Relevant Period, the Compliance Certificate for such Relevant Period shall include the revised financial covenant calculations for such Relevant Period and confirm that such Equity Cure Amount has been provided in an amount sufficient to increase Adjusted Consolidated EBITDA to an amount that equals or exceeds £25,000,000 for such Relevant Period.

(f)In relation to any Equity Cure Amount provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, promptly following receipt of such Equity Cure Amount, the Parent shall deliver a revised Compliance Certificate for such Relevant Period to the Holders which shall include the revised financial covenant calculations for such Relevant Period and confirm that such Equity Cure Amount has been provided in an amount sufficient to increase Adjusted Consolidated EBITDA to an amount that equals or exceeds £25,000,000 for such Relevant Period.

(g)If an Equity Cure Amount has been provided in an amount sufficient to increase Adjusted Consolidated EBITDA to an amount that equals or exceeds £25,000,000 for any Relevant Period in accordance with Section 10.16(a), then the requirements of Section 10.16(a) shall be deemed to have been satisfied as at the relevant original date of determination and any breach of any term of the Note Documents, Default or Event of Default occasioned thereby shall be deemed to have been permanently remedied and cured for all purposes under the Note Documents.

(h)For the avoidance of doubt, any Equity Cure Amount shall be deemed to be included in Adjusted Consolidated EBITDA for the purposes of Section 10.16(a) until the date on which such Equity Cure Amount is deemed to have been made pursuant to Section 10.16(a) is no longer a date that is included within the Relevant Period being tested pursuant to Section 10.16(a).

(c)The following definitions shall be added to Schedule B:

“Additional Shareholder Funding” means the net cash proceeds received by the Parent of:

(a)any subscription for shares in the capital of the Parent or capital contribution to the Parent that does not result in the occurrence of a Change of Control; and/or

(b)any debt advanced to the Parent by any direct or indirect Holding Company of the Parent or any Investor Affiliate provided after the Closing Date and subordinated on the terms of the Intercreditor Agreement as Subordinated Liabilities (as defined therein) or on other terms acceptable to the Required Holders (acting reasonably).

“Amendment Period” means the period beginning on March 31, 2021 and ending on and  including September 30, 2022 (or such earlier date as the Parent or the Company shall have notified in writing to the Noteholders).

“Covid-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-COV-2) and (in each case) any evolutions, mutations or variants thereof and whether or not such evolution, mutation or variant is known, or referred to, as “coronavirus” or “COVID-19.”

“Football Season Disruption Event” means:

(a)for each Relevant Period ending on or before June 30, 2021, the cancellation or postponement of five or more scheduled home matches of the men’s first team representing Manchester United Football Club due to ongoing restrictions related to Covid-19; and

(b)for each Relevant Period ending on or after March 31, 2021 and on or before the end of the Amendment Period, (i) the inability to operate the Stadium at full capacity at any time during the Amendment Period and/or (ii) the cancellation or postponement of five or more scheduled home matches of the men’s first team representing Manchester United Football Club at any time during the Amendment Period, in each case due to ongoing restrictions related to Covid-19.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Investor Affiliate” means each Original Investor, each Affiliate of an Original Investor, any trust of which an Original Investor or any of its Affiliates is a trustee, any partnership of which an Original Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Original Investor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Original Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute an Investor Affiliate.

“Manchester United Football Club” means the Manchester United Premier League football team.

(d)The Parent hereby covenants and agrees that it will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment during the Amendment Period if, at the time of such Restricted Payment, Adjusted Consolidated EBITDA for the Relevant Period immediately preceding the date of such Restricted Payment is less than £65,000,000.

II.Representations and Warranties of the Note Parties.

In connection with the waiver, consents and amendments provided for herein, the Note Parties hereby represent and warrant to each Holder that:

(1)as of the date hereof no Default or Event of Default has occurred, exists and is continuing under the Note Documents, and, after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;

(2)the execution and delivery by the Note Parties of the Amendment and the performance and observance by the Note Parties of the provisions of the Amendment do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to any Note Party, (B) any of the organizational documents of any Note Party, or (C) any order, judgment or decree of any court or other agency of government binding on any Note Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of any Note Party, or (iii) require any approval or consent of any Person, except for approvals and consents which have been obtained as of the date hereof; and

(3)this Amendment constitutes the legally valid and binding obligation of each Note Party, enforceable against each Note Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

III.Conditions to Effectiveness.

This Amendment shall become effective on the first date (the “Effective Date”) when all of the following conditions precedent shall have been satisfied:

(a)This Amendment shall have been duly executed and delivered by the Note Parties and the Required Holders.

(b)The lenders under that certain Term Facility Agreement (the “Term Facility Agreement”) originally dated May 20, 2013 and most recently amended and restated as of August 5, 2019 by and among the Company, the Parent, Bank of America Europe Designated Activity Company

(formerly known as Bank of America Merrill Lynch International Designated Activity Company) as Agent and Lender (as defined therein), shall have (i) consented to the amendment of the corresponding provisions of the Term Facility Agreement on terms substantially similar to, or no more onerous to the Company than, those contained in this Amendment, all to the reasonable satisfaction of the Required Holders (acting in good faith) and (ii) received a fee with respect to such amendment in an amount not to exceed the product of (x) 0.05% times (y) the aggregate Total Commitments under, and as defined in, the Term Facility Agreement.

(c)The lenders under that certain Revolving Facilities Agreement (the “RCF Facilities Agreement”) originally dated May 22, 2015 and amended and restated as of April 4, 2019 by and among the Parent, the lenders party thereto and Bank of America Merrill Lynch International Limited as Agent and Security Trustee (as defined therein), shall have (i) consented to the amendment of the corresponding provisions of the RCF Facilities Agreement on terms substantially similar to, or no more onerous to the Company than, those contained in this Amendment, all to the reasonable satisfaction of the Required Holders (acting in good faith) and (ii) received a fee with respect to such amendment in an amount not to exceed the product of (x) 0.05% times (y) the Total Commitments under, and as defined in, the RCF Facilities Agreement.

(d)The representations and warranties of the Company set forth in Section III hereof shall be true and correct on and with respect to the date hereof.

(e)In accordance with Section 16.1 of the Note Purchase Agreement, the Company shall have paid all costs and expenses of the Holders in connection with this Amendment, including fees and expenses of Greenberg Traurig, LLP, special counsel to the Holders.

(f)The Company shall have paid to each Holder an amendment fee equal to the product of (x) 0.05% times (y) the aggregate principal amount of the Notes held by such Holder.

IV.Miscellaneous.

(a)The parties hereto hereby acknowledge and agree that this Amendment shall constitute a “Note Document” for all purposes of the Note Purchase Agreement and the other Note Documents.  Except as otherwise expressly provided in this Amendment, all provisions of the Note Documents shall remain in full force and effect and be unaffected hereby.

(b)The Note Parties hereby acknowledge and agree, by their execution and delivery of this Amendment, that all obligations of each Note Party under the Note Documents to which it is a party are hereby ratified, confirmed and affirmed in all respects, except as expressly modified by this Amendment.

(c)This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

(d)Other than such as is expressly waived or otherwise modified hereunder, nothing contained herein shall be deemed to waive, limit, prejudice or otherwise adversely affect any of the rights, powers or privileges of the Holders or the Security Trustee, or any Default or Event of Default or any of the remedies available to the Holders or the Security Trustee under any of the Note Documents by statute, at law or in equity. The Holders and the Security Trustee expressly reserve all their rights to enforce any or all of their rights and remedies under the Note Documents against the Note Parties or any other Person or entity, by statute, at law or in equity. Except in respect of facts and circumstances to which the waiver contained herein apply, the holders and the Security Trustee expressly reserve the right to exercise remedies in the future based on facts and circumstances that presently exist or that may exist in the future.

(e)The Note Parties hereby waive and release the Security Trustee and each Holder from any and all claims, offsets, defenses and counterclaims that the Note Parties may have, whether or not any Note Party is aware of such claims, offsets, defenses or counterclaims, that currently exist or that can now or may hereafter be asserted to reduce or eliminate all or any part of any Note Party’s obligations under the Note Documents, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

(f) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(g)This Amendment may be executed and accepted in any number of separate counterparts, and by each party hereto on a separate counterpart, each of which counterparts shall be an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or transmitted electronically in either Tagged Image File Format (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart hereof.  Any party delivering an executed counterpart of this Amendment by facsimile, TIFF or PDF shall also deliver a manually executed counterpart hereof, but failure to do so shall not affect the validity, enforceability, or binding effect of this Amendment.

AMENDMENT UNDER NOTE PURCHASE AGREEMENT

DATED AS OF MARCH 4, 2021:

SIGNATURE PAGE FOR THE NOTE PARTIES

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterparts of this Amendment and return one of the same to the Company.

Very truly yours,

MANCHESTER UNITED FOOTBALL CLUB LIMITED

/s/ Joel Glazer
Director

RED FOOTBALL LIMITED

/s/ Joel Glazer
Director

RED FOOTBALL JUNIOR LIMITED

/s/ Joel Glazer
Director

MANCHESTER UNITED LIMITED

/s/ Joel Glazer
Director

MU FINANCE LIMITED

/s/ Joel Glazer
Director

AMENDMENT UNDER NOTE PURCHASE AGREEMENT

DATED AS OF MARCH 4, 2021

SIGNATURE PAGE FOR HOLDERS (1 of 1)

This Amendment is accepted and agreed to as of the date first written above:

AMERICAN GENERAL LIFE INSURANCE COMPANY

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA

By:	AIG Asset Management (U.S.) LLC, Investment Adviser

/s/ Jason Young
Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

/s/ James Moore
Managing Director

CM LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

/s/ James Moore
Managing Director

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its Investment Adviser

/s/ David A. Barras
Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, for its Group Annuity Separate Account

/s/ David A. Barras
Authorized Representative

USAA LIFE INSURANCE COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

/s/ R. Marshall Merriman
Managing Director

USAA LIFE INSURANCE COMPANY OF NEW YORK

By:	BlackRock Financial Management, Inc., as investment manager

/s/ R. Marshall Merriman
Managing Director

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers, a series of Delaware Management Business Trust, Attorney in Fact

/s/ Frank LaTorraca
Managing Director

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	Delaware Investment Advisers, a series of Delaware Management Business Trust, Attorney in Fact

/s/ Frank LaTorraca
Managing Director

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

RELIASTAR LIFE INSURANCE COMPANY

By:	Voya Investment Management LLC, as Agent

/s/ Fitzhugh L. Wickham III
Vice President

VENERABLE INSURANCE AND ANNUITY COMPANY
(f/k/a VOYA INSURANCE AND ANNUITY COMPANY)

SECURITY LIFE OF DENVER INSURANCE COMPANY

AMERICAN FIDELITY ASSURANCE COMPANY

By:	Voya Investment Management Co. LLC, as Agent

/s/ Fitzhugh L. Wickham III
Vice President

TRANSAMERICA LIFE INSURANCE COMPANY

By:	AEGON USA Investment Management, LLC, its investment manager

/s/ Bill Henricksen
Vice President

PACIFIC LIFE INSURANCE COMPANY

/s/ Cathy L. Schwartz
Assistant Vice President

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	Provident Investment Management, LLC, its Agent

/s/ Ben Vance
Vice President, Senior Managing Director

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

By:	Provident Investment Management, LLC, its Agent

/s/ Ben Vance
Vice President, Senior Managing Director

GENWORTH LIFE AND ANNUITY INSURANCE
COMPANY

/s/ Kumrija Ganic
Investment Officer

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

/s/ Adam Gossett
Senior Director

HARTFORD ACCIDENT AND INDEMNITY COMPANY

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY

THE HARTFORD RETIREMENT PLAN TRUST FOR U.S. EMPLOYEES

TALCOTT RESOLUTION LIFE INSURANCE COMPANY (f/k/a Hartford Life Insurance Company)

By:	Hartford Investment Management Company Their investment manager

/s/ Kenneth Day
Vice President

LIFE INSURANCE COMPANY OF THE SOUTHWEST

By:	Sentinel Asset Management, Inc.

/s/ Paul Koenig
Head of Portfolio Management